UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2008

DUCOMMUN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-08174	95-0693330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23301 Wilmington Avenue, Carson, California		90745-6209
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (310) 513-7280

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 14, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Ducommun Incorporated (the “Company”) approved the 2008 Bonus Plan (the “Plan”) in the form attached hereto as Exhibit 99.1. The Plan is an annual cash bonus plan under which a bonus pool is funded based on the Company’s net income and cash flow relative to targets. Participants in the Plan are the chief executive officer, the other officers of the Company and seven other key subsidiary officers. Bonus awards under the Plan range from zero to 150% of salary based on position. Bonus awards are subject to the approval of the Compensation Committee. Bonus awards are based on a combination of the Company’s financial performance and the individual performance of the officers. The Compensation Committee, in its discretion, may award bonuses even if the Plan’s financial targets are not achieved.

On March 14, 2008, 50,000 restricted stock units were awarded to Joseph C. Berenato, chairman and chief executive officer of the Company. One-third of the restricted stock units generally vest on each of January 1, 2009, January 1, 2010 and January 1, 2011, provided that Mr. Berenato has remained in the employ of the Company and/or its subsidiaries throughout the period from the date of award until each of the vesting dates. The restricted stock units also vest in the event of a change in control of the Company (as defined in the restricted stock unit agreement), or the death or permanent disability (as defined in the restricted stock unit agreement) of Mr. Berenato. The restricted stock units were awarded in the Form of Restricted Stock Unit Agreement attached as Exhibit 99.1 to the Company’s Form 8-K dated May 8, 2007.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	2008 Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCOMMUN INCORPORATED
(Registrant)

Date: March 18, 2008	By:	/s/ James S. Heiser
James S. Heiser
Vice President and General Counsel